Investors may contact:
                                                                  Stacey Yonkus
                                                   Director, Investor Relations
                                                                   203-356-4424
                                                        investor@asburyauto.com

                                                         Reporters may contact:
                                                                    David Shein
                                                              RFBinder Partners
                                                                   212-994-7514
                                                       david.shein@rfbinder.com


      Asbury Automotive Group To Host Live `Investor Day' Video Webcast

     STAMFORD, Conn., October 9, 2003 -- Asbury Automotive Group, Inc. (NYSE:
ABG), one of the largest automotive retail and service companies in the U.S., today announced plans to host a live video webcast from its new BMW dealership in Richmond, Virginia at 4:00 p.m. Eastern Time on October 15, 2003.

The agenda for this innovative "investor day" event will include:

o Introductory remarks by Kenneth B. Gilman, President and CEO of Asbury Automotive Group.

o Video "tour" of the Company's recently opened BMW Center in Richmond, featuring a detailed inside look at the key profit drivers of a state-of-the-art automotive retailing facility. The tour will highlight the four businesses that comprise automotive retailing: new vehicle sales, used vehicle sales, finance and insurance operations, and parts and service.

o Live question-and-answer session with Mr. Gilman; Robert D. Frank, Senior Vice President of Automotive Operations; and Michael Kearney, CEO of Crown Automotive, the Company's regional "platform" in North Carolina and Virginia. The panel will take questions from webcast participants.

o Summary comments by Mr. Gilman on the Company's preliminary revenue and gross profit results by business line for the third quarter.

"We are very excited to be utilizing the Internet to offer our investors and other interested parties this closer look into our operations at the store level," said Mr. Gilman. "Our goal is to provide investors with a better understanding of the inner workings of a dealership. They typically get to hear us talk about operations at a high level during quarterly conference calls and other traditional investor events. In contrast, this video webcast will give investors an inside look at how we're executing our strategies on a day to day basis."

Interested parties are encouraged to register for the webcast event at the Company's website, www.asburyauto.com.


About Asbury Automotive Group

Asbury Automotive Group, Inc., headquartered in Stamford, Connecticut, is one of the largest automobile retailers in the U.S., with 2002 revenues of $4.5 billion. Built through a combination of organic growth and a series of strategic acquisitions, Asbury now operates through nine geographically concentrated, individually branded "platforms." These platforms currently operate 95 retail auto stores, encompassing 138 franchises for the sale and servicing of 35 different brands of American, European and Asian automobiles. Asbury believes that its product mix includes one of the highest proportions of luxury and mid-line import brands among leading public U.S. automotive retailers. The Company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.


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